U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

                        United States Filter Corporation
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   (Last)               (First)                 (Middle)

                               40-004 Cook Street
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                                    (Street)

   Palm Desert                     California                     92211
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

                                    10/10/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)

                                   33-0266015
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4. Issuer Name and Ticker or Trading Symbol

                          Puro Water Group, Inc. - HHO
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------

No securities beneficially owned*
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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


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
Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.


UNITED STATES FILTER CORPORATION

/s/ Damian C. Georgino                                       October 20, 1997
---------------------------------------------            -----------------------
Damian C. Georgino                                                 Date
Senior Vice President, General Counsel
and Corporate Secretary


 * This Form 3 is being filed because the Reporting Person entered into Stockholder Agreements dated as of October 8, 1997 pursuant to which certain stockholders of the Issuer whose aggregate beneficial ownership of the Issuer's Common Stock exceeds 10% have each individually agreed to vote such stockholder's respective shares in favor of a contemplated merger between the Reporting Person and the Issuer. The filing of this report shall not be deemed an admission that the Reporting Person is the beneficial owner of any such equity securities for the purpose of Section 16 of the Securities Exchange Act of 1934, as amended.

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